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[KPMG LOGO]          99 High Street                   Telephone 617 988 1000
                     Boston, MA 02110-2371            Fax 617 988 0800





                                                                    Exhibit 23.2
                         CONSENT OF INDEPENDENT AUDITORS


The Advisory Committee
The Gillette Company Employees' Savings Plan:

We consent to the incorporation by reference in registration statement No.33-63707 on Form S-8 of The Gillette Company Employees' Savings Plan of our report dated June 9, 2000, relating to the statements of net assets available for plan benefits of The Gillette Company Employees' Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1999 annual report on Form 11-K of the Gillette Company Employees' Savings Plan.


                                                  /s/ KPMG


Boston, Massachusetts
June 16, 2000